Exhibit (a)(1)(a)

S1 Corporation

Offer to Purchase for Cash Up to $55,000,000 in Value of Shares of its Common
Stock at a Purchase Price Not Greater Than $5.25 nor Less Than $4.75 Per Share

THE TENDER OFFER, PRORATION PERIOD, AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
MIDNIGHT, EASTERN TIME, ON DECEMBER 14, 2006, UNLESS THE TENDER OFFER IS
EXTENDED.

S1 Corporation, a Delaware corporation (the “Company,” “we,” or “us”), is offering to purchase up to $55,000,000 in value of shares of its common stock, $0.01 par value per share (the “Common Stock”), at a price not greater than $5.25 nor less than $4.75 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and the Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Tender Offer”).

We are offering to purchase up to $55,000,000 in value of shares in the Tender Offer. At the low end of the offer, or $4.75 per share, the maximum number of shares that we will purchase in the Tender Offer is 11,578,947. On the terms and subject to the conditions of the Tender Offer, we will determine a single per share price, not greater than $5.25 nor less than $4.75 per share, net to the seller in cash, less any applicable withholding taxes and without interest, that we will pay for shares properly tendered and not properly withdrawn in the Tender Offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. After the Tender Offer expires, we will look at the prices chosen by stockholders for all of the shares properly tendered. We will then select the lowest purchase price (in multiples of $0.10 above $4.75) within the price range specified above that will allow us to purchase up to $55,000,000 in value of shares. Based on the purchase price of not greater than $5.25 per share nor less than $4.75 per share, the Company could repurchase a maximum of 11,578,947 shares and a minimum of 10,476,190 shares. If fewer shares are properly tendered, we will select the lowest price that will allow us to buy all the shares that are properly tendered and not properly withdrawn. All shares we acquire in the Tender Offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price. We will purchase only shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered at or below the purchase price if more than the number of shares we seek are properly tendered and not properly withdrawn. We will return shares tendered at prices in excess of the purchase price that we determine and shares that we do not purchase because of proration or conditional tenders to the tendering stockholders at our expense promptly after the Tender Offer expires. See Section 3.

The Tender Offer is not conditioned upon any minimum number of shares being tendered. The Tender Offer is, however, subject to certain other conditions. See Section 7.

Questions and requests for assistance may be directed to Morrow & Co (the “Information Agent”), or to SunTrust Robinson Humphrey (the “Dealer Manager”), at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent.

The Dealer Manager for the Tender Offer is:

SunTrust Robinson Humphrey

November 16, 2006

The shares are listed and traded on the Nasdaq Global Market (“NASDAQ”) under the symbol “SONE”. On November 13, 2006, the most recent practicable date before the printing of this document, the reported closing price of the shares on NASDAQ was $5.05 per share. Stockholders are urged to obtain current market quotations for the shares. See Section 8.

Our Board of Directors has approved the Tender Offer. However, neither management nor our Board of Directors, nor the Dealer Manager, the Depositary nor the Information Agent makes any recommendation to any stockholder as to whether to tender or refrain from tendering any shares or as to the price or prices at which stockholders may choose to tender their shares. We have not authorized any person to make any recommendation. You should carefully evaluate all information in the Tender Offer and should consult your own investment and tax advisors. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

IMPORTANT

If you want to tender all or part of your shares, you must do one of the following before the Tender Offer expires:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•	if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, the depositary for the Tender Offer (the “Depositary”), at one of its addresses shown on the Letter of Transmittal;

•	if you are an institution participating in The Depository Trust Company, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

•	if you are a participant in the S1 Corporation 401(k) Savings Plan (the “401(k) Plan”) and you wish to tender any of your shares held in such plan, you must follow the separate instructions and procedures described in Section 3 of this Offer to Purchase and you must review the separate materials related to the 401(k) Plan enclosed with this Offer to Purchase; or

•	if you are a holder of vested options to purchase shares under the Company’s stock option plans, you may exercise your vested options and tender any of the shares issued upon exercise in accordance with the terms of the Tender Offer.

If you want to tender your shares, but (a) the certificates for your shares are not immediately available or cannot be delivered to the Depositary by the expiration of the Tender Offer, (b) you cannot comply with the procedure for book-entry transfer by the expiration of the Tender Offer, or (c) your other required documents cannot be delivered to the Depositary by the expiration of the Tender Offer, you can still tender your shares if you comply with the guaranteed delivery procedures described in Section 3.

If you wish to maximize the chance that your shares will be purchased in the Tender Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined in the Tender Offer.” If you agree to accept the purchase price determined in the Tender Offer, your shares will be deemed to be tendered at the minimum price of $4.75 per share. You should understand that this election may lower the purchase price paid for all purchased shares in the Tender Offer and could result in your shares being purchased at the minimum price of $4.75 per share. The lower end of the price range for the Tender Offer is below the closing market price for the shares on November 13, 2006, the most recent practicable date before the printing of this document, when the closing market price on NASDAQ was $5.05.

We are not making the Tender Offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this Tender Offer to stockholders in any such jurisdiction.

If you have any questions regarding the Tender Offer, please contact Morrow & Co, the Information Agent for the Tender Offer, at (800) 607-0088 (U.S. and Canada), or SunTrust Robinson Humphrey, the Dealer Manager for the Tender Offer, at (866) 266-6501 (x25250) (toll free).

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares in the Tender Offer. You should rely only on the information contained in this Offer to Purchase or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Tender Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation, gives you any information or makes any representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS	9
INTRODUCTION	10
THE TENDER OFFER	11
1. NUMBER OF SHARES; PRICE; PRIORITY OF PURCHASE	11
2. PURPOSE OF THE TENDER OFFER; CERTAIN EFFECTS OF THE TENDER OFFER; SPECIAL FACTORS	14
3. PROCEDURES FOR TENDERING SHARES	19
4. WITHDRAWAL RIGHTS	23
5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE	24
6. CONDITIONAL TENDER OF SHARES	25
7. CONDITIONS OF THE TENDER OFFER	26
8. PRICE RANGE OF THE SHARES	28
9. SOURCE AND AMOUNT OF FUNDS	29
10. INFORMATION ABOUT S1 CORPORATION	29
11. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES	31
12. EFFECTS OF THE TENDER OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT	33
13. LEGAL MATTERS; REGULATORY APPROVALS	34
14. UNITED STATES FEDERAL INCOME TAX CONSEQUENCES	34
15. EXTENSION OF THE TENDER OFFER; TERMINATION; AMENDMENT	37
16. FEES AND EXPENSES	38
17. MISCELLANEOUS	38

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. The Company is at times referred to as “we,” “our” or “us.” We refer to the shares of our Common Stock as the “shares.” This summary term sheet highlights the material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Tender Offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the Letter of Transmittal because they contain the full details of the Tender Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion of certain items.

Who is offering to purchase my shares?

S1 Corporation.

What will be the purchase price for the shares and what will be the form of payment?

We are conducting the Tender Offer through a procedure commonly called a “modified Dutch Auction.”

This procedure allows you to select the price within a price range specified by us at which you are willing to sell your shares. The lowest price that may be specified is $4.75. The prices that may be specified increase in increments of $0.10 up to $5.25 and the highest price that may be specified is $5.25.

The price range for the Tender Offer is $4.75 to $5.25 per share. After the Tender Offer expires, we will look at the prices chosen by stockholders for all of the shares properly tendered. We will then select the lowest purchase price that will allow us to buy up to $55,000,000 in value of shares. Based on the purchase price of not greater than $5.25 per share nor less than $4.75 per share, the Company could repurchase a maximum of 11,578,947 shares and a minimum of 10,476,190 shares. The lower end of the price range for the Tender Offer is below the closing market price for the shares on November 13, 2006, the most recent practicable date before the printing of this document, when the closing market price on NASDAQ was $5.05. If fewer shares are properly tendered, we will select the lowest price that will allow us to buy all the shares that are properly tendered and not properly withdrawn.

All shares we purchase will be purchased at the same price, even if you have selected a lower price, but we will not purchase any shares above the purchase price determined in the Tender Offer.

If you wish to maximize the chance that your shares will be purchased, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined in the Tender Offer” indicating that you will accept the purchase price we determine. If you agree to accept the purchase price determined in the Tender Offer, your shares will be deemed to be tendered at the minimum price of $4.75 per share. You should understand that this election may lower the purchase price paid for all purchased shares in the Tender Offer and could result in your shares being purchased at the minimum price of $4.75 per share.

If your shares are purchased in the Tender Offer, we will pay you the purchase price in cash, less any applicable withholding taxes and without interest, promptly after the Tender Offer expires. See Sections 1 and 5. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment.

How many shares is the Company offering to purchase in the Tender Offer?

We are offering to purchase up to $55,000,000 in value of shares of our Common Stock, $0.01 par value per share. At the maximum purchase price of $5.25 per share, we could purchase 10,476,190 shares, which would represent approximately 14.7% of our issued and outstanding Common Stock as of November 13, 2006. See Section 1. At the minimum purchase price of $4.75 per share, we could purchase 11,578,947 shares, which would represent approximately 16.3% of our issued and outstanding Common Stock as of November 13, 2006. If, based on the purchase price, we determine more than $55,000,000 in value of shares are properly tendered and not properly withdrawn, we will purchase all shares tendered at or below the purchase price on a pro rata basis, except for “odd lots” (lots of less than 100 shares), which we will purchase on a priority basis, and except for each conditional tender whose condition was not met, which we will not purchase (except as described in Section 6). The Tender Offer is not conditioned on any minimum number of shares being tendered, but is subject to certain other conditions. See Section 7.

How will the Company pay for the shares?

The aggregate purchase price will be up to $55 million. We anticipate that we will pay for the shares tendered in the Tender Offer, as well as paying related fees and expenses, from our cash and short-term investments.

How long do I have to tender my shares; can the Tender Offer be extended, amended or terminated?

You may tender your shares until the Tender Offer expires. The Tender Offer will expire at 12:00 midnight, Eastern Time, on December 14, 2006, unless extended (such date and time, as they may be extended, the “Expiration Date” and “Expiration Time,” respectively). See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Tender Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline. You have an earlier deadline (three business days prior to the Expiration Date) if you wish to tender shares held in the 401(k) Plan. See the “Letter to S1 Corporation 401(k) Savings Plan Participants” sent separately to each participant of the plan. See Section 3.

We may choose to extend the Tender Offer at any time and for any reason, subject to applicable laws. See Section 15. We cannot assure you that we will extend the Tender Offer or indicate the length of any extension that we may provide. If we extend the Tender Offer, we will delay the acceptance of any shares that have been tendered. We can also amend the Tender Offer in our sole discretion or terminate the Tender Offer under certain circumstances. See Sections 7 and 15.

How will I be notified if the Company extends the Tender Offer or amends the terms of the Tender Offer?

If we extend the Tender Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Time. We will announce any amendment to the Tender Offer by making a public announcement of the amendment. See Section 15.

What is the purpose of the Tender Offer?

The purpose of the Tender Offer is to provide those stockholders who wish to obtain liquidity for their shares an opportunity to do so without the risk of market price declines, and to return a portion of our available capital to our stockholders. In determining the amount of the Tender Offer, the Board of Directors considered our free cash flow, financial position, and the market price of our Common Stock, as well as our operations, strategy and expectations for the future. See Section 2.

The Board of Directors believes that the “modified Dutch Auction” tender offer set forth in this Offer to Purchase represents a mechanism to provide all of our stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. The Tender Offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. In addition, if we complete the Tender Offer, stockholders who do not participate in the Tender Offer will automatically increase their relative percentage ownership interest in us and our future operations.

The Tender Offer also provides our stockholders with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales. Furthermore, odd lot holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased pursuant to the Tender Offer will avoid any applicable odd lot discounts that might be payable on sales of their shares. See Sections 9 and 10.

What is the accounting treatment of the Tender Offer?

The accounting for the Company’s purchase of shares in the Tender Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the shares we purchase and a corresponding reduction in cash and short-term investments.

What are the significant conditions to the Tender Offer?

Our obligation to accept and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived prior to the Expiration Time, including, but not limited to:

•	no legal action shall have been instituted, threatened, or been pending that challenges the Tender Offer or seeks to impose limitations on our ability (or any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the shares;

•	no general suspension of trading in, or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States shall have occurred;

•	no changes in the general political, market, economic or financial conditions, domestically or internationally, that are reasonably likely to materially and adversely affect our business or the trading in the shares shall have occurred;

•	no commitment of a war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States shall have occurred after November 16, 2006 nor shall any material escalation of any war or armed hostilities which had commenced prior to November 16, 2006 have occurred;

•	no decrease of more than 10% in the market price for the shares or in the Dow Jones Industrial Average, NASDAQ Composite Index or the S&P 500 Composite Index shall have occurred;

•	no tender or exchange offer (other than this Tender Offer), merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, shall have commenced or have been proposed, announced or made by any person or have been publicly disclosed;

•	no person (including a group) shall have acquired, or publicly announced its proposal to acquire, beneficial ownership of more than 5% of the outstanding shares (other than anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission (the “SEC”) on or before November 15, 2006);

•	no change in the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations or prospects of us or any of our subsidiaries or affiliates, taken as a whole, shall have occurred that has or is reasonably likely to have a materially adverse effect on us, our subsidiaries and our affiliates, taken as a whole; and

•	we shall not have determined that as a result of the consummation of the Tender Offer and the purchase of shares that there will be a reasonable likelihood that the shares either (1) will be held of record by less than 300 persons or (2) will be delisted from NASDAQ or be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Tender Offer also is subject to other conditions described in greater detail in Section 7.

Following the Tender Offer, will the Company continue as a public company?

Yes. The completion of the Tender Offer in accordance with its terms and conditions will not cause the Company to be delisted from NASDAQ or to stop being subject to the periodic reporting requirements of the Exchange Act.

How do I tender my shares?

If you want to tender all or part of your shares, you must do one of the following before 12:00 midnight, Eastern Time, on December 14, 2006, or any later time and date to which the Tender Offer may be extended, or earlier as described below as required for participants in the 401(k) Plan or as your broker or other nominee may require:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•	if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary at its address shown on the Letter of Transmittal;

•	if you are an institution participating in The Depository Trust Company, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

•	if you are a participant in the 401(k) Plan and you wish to tender any of your shares held in the plan, you must follow the separate instructions and procedures described in Section 3 of this Offer to Purchase and you must review the separate materials related to the 401(k) Plan enclosed with this Offer to Purchase; or

•	if you are a holder of vested options to purchase shares under the Company’s equity compensation plans, you may exercise your vested options and tender any of the shares issued upon exercise.

If you want to tender your shares, but:

•	the certificates for your shares are not immediately available or cannot be delivered to the Depositary by the expiration of the Tender Offer;

•	you cannot comply with the procedure for book-entry transfer by the expiration of the Tender Offer; or

•	your other required documents cannot be delivered to the Depositary by the expiration of the Tender Offer;

you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

You may contact the Information Agent or the Dealer Manager for assistance. The contact information for the Information Agent and the Dealer Manager appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

How do participants in our 401(k) Plan participate in the Tender Offer?

Participants in our 401(k) Plan may not use the Letter of Transmittal to direct the tender of their shares in the plan, but instead must follow the separate instructions related to those shares in the “Letter to S1 Corporation 401(k) Savings Plan Participants” sent to participants in the plan along with this Offer to Purchase. If you are a participant in the 401(k) Plan and wish to have the trustee tender some or all shares held in the 401(k) Plan, you must complete, execute, and return the separate direction form included in the “Letter to S1 Corporation 401(k) Savings Plan Participants” at least three business days prior to the Expiration Time. See Section 3.

How do holders of vested stock options and vested stock awards participate in the Tender Offer?

If you hold vested but unexercised options to purchase shares, you may exercise such options in accordance with the terms of the applicable stock option plan or plans and tender the shares received upon such exercise in accordance with the Tender Offer. An exercise of an option cannot be revoked for any reason even if shares received upon the exercise thereof and tendered in the Tender Offer are not purchased in the Tender Offer. See Section 3. If your stock awards have vested you should follow the above instructions applicable to shares held by a broker or shares held in your own name, as applicable to you. Holders of unvested stock awards or other restricted equity interests may not tender shares or shares represented by such interests unless they are fully vested.

What happens if more than $55,000,000 in value of shares are tendered at or below the purchase price?

If, based on the purchase price determined in the Tender Offer, we determine shares having an aggregate value in excess of $55,000,000 (or such greater number of shares as we may elect to accept for payment, subject to applicable law) are properly tendered at or below the purchase price and not properly withdrawn prior to the Expiration Time, we will purchase shares as follows:

•	first, all “odd lots” of less than 100 shares from holders who properly tender all of their shares at or below the purchase price determined in the Tender Offer and who do not properly withdraw them before the Expiration Time;

•	second, from all other stockholders who properly tender shares at or below the purchase price determined in the Tender Offer and who do not properly withdraw them before the Expiration Time, on a pro rata basis (except for stockholders who tendered shares conditionally for which the condition was not satisfied); and

•	third, only if necessary to permit us to purchase $55,000,000 in value of shares (or such greater amount as we may elect to pay), shares conditionally tendered (for which the condition requiring us to purchase a specified number of shares was not initially satisfied) at or below the purchase price determined in the Tender Offer, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the shares that you tender even if you tender them at or below the purchase price. See Section 1.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

If you own beneficially or of record fewer than 100 shares in the aggregate, you properly tender all of these shares at or below the purchase price and do not properly withdraw them before the Expiration Time, and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guarantee Delivery, we will purchase all of your shares without subjecting them to the proration procedure. See Section 1.

Once I have tendered shares in the Tender Offer, can I withdraw my tender?

Yes. You may withdraw any shares you have tendered at any time before 12:00 midnight, Eastern Time, on December 14, 2006, unless we extend the Tender Offer, in which case you can withdraw your shares until the expiration of the Tender Offer as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 12:00 midnight, Eastern Time, on January 16, 2007. See Section 4.

How do I withdraw shares I previously tendered?

To properly withdraw shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the shares. If you have used more than one Letter of Transmittal or have otherwise tendered shares in more than one group of shares, you may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the required information is included. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. If you have tendered your shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your shares.

Participants in our 401(k) Plan who wish to withdraw their shares must follow the instructions found in the “Letter to S1 Corporation 401(k) Savings Plan Participants” sent separately to each participant of the plan. See Section 4.

Has the Company or its Board of Directors adopted a position on the Tender Offer?

Our Board of Directors has approved the Tender Offer. However, neither we nor our Board of Directors, nor the Dealer Manager, the Depositary nor the Information Agent are making any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which your shares should be tendered. In so doing, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal. See Section 2.

Does the Company intend to repurchase any shares other than pursuant to the Tender Offer during or after the Tender Offer?

In connection with the retirement of James S. “Chip” Mahan, III as Chairman, Director and Chief Executive Officer of the Company, the Company has agreed to repurchase all shares of Common Stock held by Mr. Mahan and his wife, including shares issuable upon the exercise of options to purchase Common Stock, but excluding shares held by Mr. Mahan in his 401(k) account, at a purchase price equal to the greater of $4.75 and the price paid by the Company in the Tender Offer. As of November 9, 2006, Mr. Mahan and his wife directly own 612 shares of Common Stock and hold options to purchase 2,380,000 shares of Common Stock, of which 130,000 are currently exercisable at exercise prices below the closing market price for the shares on November 13, 2006. While the Company has agreed to repurchase Mr. Mahan’s shares, Mr. Mahan is not obligated to tender his shares in the Tender Offer and may sell his shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to stockholders in the Tender Offer. Other than the foregoing, the Board of Directors currently does not have any plans to purchase any additional shares of the Company’s common stock outside of the Tender Offer. If the Board were to consider making additional purchases, Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any shares, other than in the Tender Offer, until at least 10 business days after the Expiration Time. Accordingly, any additional purchases outside the Tender Offer may not be consummated until at least 10 business days after the Expiration Time. See Section 17.

Do the directors and executive officers of the Company intend to tender their shares in the Tender Offer?

In connection with Mr. Mahan’s retirement, the Company has agreed to repurchase all shares of Common Stock held by Mr. Mahan and his wife, including shares issuable upon the exercise of options to purchase Common Stock, but excluding shares held by Mr. Mahan in his 401(k) account, at a purchase price equal to the greater of $4.75 and the price paid by the Company in the Tender Offer. As of November 9, 2006, Mr. Mahan and his wife directly own 612 shares of Common Stock and hold options to purchase

2,380,000 shares of Common Stock, of which 130,000 are currently exercisable at exercise prices below the closing market price for the shares on November 13, 2006. While the Company has agreed to repurchase Mr. Mahan’s shares, Mr. Mahan is not obligated to tender his shares in the Tender Offer and may sell his shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to stockholders in the Tender Offer. Our current directors and executive officers have advised us that they do not intend to tender any of their shares in the Tender Offer. Accordingly, if we complete the Tender Offer, the proportional holdings of our directors and executive officers will increase. However, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Tender Offer. See Section 11.

If I decide not to tender, how will the Tender Offer affect my shares?

Stockholders who choose not to tender their shares will own a greater percentage interest in our outstanding Common Stock following consummation of the Tender Offer. See Section 2.

What is the recent market price of my shares?

On November 13, 2006, the most recent practicable date before the printing of this document, the reported closing price of the shares on NASDAQ was $5.05 per share. You are urged to obtain current market quotations for the shares before deciding whether and at what price or prices to tender your shares. See Section 8.

When will the Company pay for the shares I tender?

We will pay the purchase price, net to the seller in cash, less any applicable withholding tax and without interest, for the shares we purchase promptly after the expiration of the Tender Offer. We do not expect, however, to announce the results of proration and begin paying for tendered shares until up to ten business days after the expiration of the Tender Offer. See Section 5.

Will I have to pay brokerage commissions if I tender my shares?

If you are the record owner of your shares or hold your shares through our 401(k) Plan and your shares are tendered directly to the Depositary, you will not have to pay brokerage fees or similar expenses. If you own your shares through a bank, broker, dealer, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. See Section 3.

What are the United States federal income tax consequences if I tender my shares?

Generally, if you are a U.S. Holder (as defined in Section 14), you will be subject to United States federal income taxation when you receive cash from the Company in exchange for the shares you tender in the Tender Offer. Depending on your particular circumstances, you will be treated as either (i) recognizing capital gain or loss from the disposition of your shares or (ii) receiving a dividend distribution from the Company. See Section 14. If you are a Non-U.S. Holder (as defined in Section 14), you may be subject to withholding at a rate of 30% on payments received pursuant to the Tender Offer. You may also be subject to tax in other jurisdictions on the disposal of shares. If you are a U.S. Holder, you should complete the Substitute Form W-9 included in your Letter of Transmittal. Any tendering stockholder or other payee that fails to complete, sign and return to the Depositary the Substitute Form W-9 included in the Letter of Transmittal (or such other Internal Revenue Service (“IRS”) form as may be applicable) may be subject to United States backup withholding. Such withholding would be equal to 28% of the gross proceeds paid to the stockholder or other payee pursuant to the Tender Offer. Different rules on filings in respect of withholding of tax apply to foreign stockholders. See Section 3.

All stockholders should review the discussion in Sections 3 and 14 regarding tax issues and consult their tax advisor regarding the tax effects of a tender of shares.

Will I have to pay stock transfer tax if I tender my shares?

We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

Whom can I talk to if I have questions?

If you have any questions regarding the Tender Offer, please contact Morrow & Co, the Information Agent for the Tender Offer, at (800) 607-0088 (U.S. and Canada), or SunTrust Robinson Humphrey, the Dealer Manager for the Tender Offer, at (866) 266-6501 (x25250) (toll free). Additional contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase. Participants in our 401(k) Plan who have questions relating to the plan should contact the relevant party set forth in the “Letter to S1 Corporation 401(k) Savings Plan Participants” sent separately to each participant of the plan.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated herein by reference include certain “forward-looking statements.” These forward-looking statements generally are identified by the words “believes,” “project,” “expects,” “anticipates,” “estimates,” “intends,” “strategy,” “plan,” “may,” “will,” “would,” “will be,” “will continue,” “will likely result” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements.

In addition, please refer to our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2006, June 30, 2006, and September 30, 2006 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (as amended on March 30, 2006, May 1, 2006 and July 26, 2006), in each case as filed with the SEC, for additional information on risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements or that may otherwise impact us and our business. See Section 10. Notwithstanding anything to the contrary in this Offer to Purchase, the Letter of Transmittal or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

INTRODUCTION

To the Holders of our Common Stock:

We invite our stockholders to tender shares of our common stock, $0.01 par value per share (the “Common Stock”), for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the Letter of Transmittal, we are offering to purchase up to $55,000,000 in value of shares at a price not greater than $5.25 nor less than $4.75 per share, net to the seller in cash, less applicable withholding taxes and without interest. Unless the context otherwise requires, all references to “shares” shall refer to the Common Stock of the Company.

The Tender Offer will expire at 12:00 midnight, Eastern Time, on December 14, 2006, unless extended as described in Section 15.

After the Tender Offer expires, we will look at the prices chosen by stockholders for all of the shares properly tendered and not properly withdrawn. We will then select the lowest purchase price within the price range specified above that will allow us to purchase $55,000,000 in value of shares, or a lower amount depending on the number of shares properly tendered. If shares having an aggregate value of less than $55,000,000 are properly tendered, we will purchase all the shares that are properly tendered and not properly withdrawn. If fewer shares are properly tendered, we will select the lowest price that will allow us to buy all the shares that are properly tendered and not properly withdrawn. All shares we acquire in the Tender Offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price.

We will purchase only shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered, even if more than $55,000,000 in value of shares properly tendered and not properly withdrawn. We will return shares tendered at prices in excess of the purchase price that we determine and shares that we do not purchase because of the “odd lot” priority, proration or conditional tender provisions to the tendering stockholders at our expense promptly following the Expiration Time. See Section 1.

Tendering stockholders whose shares are registered in their own names and who tender directly to American Stock Transfer & Trust Company, the Depositary for the Tender Offer, will not be obligated to pay brokerage fees or commissions or, except as described in Section 5, stock transfer taxes on the purchase of shares by us in the Tender Offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

Participants in our 401(k) Plan may not use the Letter of Transmittal to direct the tender of their shares held in the plan, but instead must follow the separate instructions related to those shares. Participants in our 401(k) Plan may instruct the trustee of the plan as set forth in the “Letter to S1 Corporation 401(k) Savings Plan Participants” to tender some or all of the shares attributed to the participant’s account. If a participant’s instructions are not received three business days prior to the Expiration Date, the trustee will not tender shares attributable to the participant’s account. See Section 3.

In addition, holders of vested but unexercised options to purchase shares outstanding under our stock option plans may exercise those options and tender some or all of the shares issued upon such exercise. Holders of stock awards and other restricted equity interests may not tender shares or shares represented by such interests unless they are fully vested.

The Tender Offer is not conditioned upon any minimum number of shares being tendered. Our obligation to accept, and pay for, shares validly tendered pursuant to the Tender Offer is conditioned upon satisfaction or waiver of the conditions set forth in Section 7.

Our Board of Directors has approved the Tender Offer. However, neither we nor our Board of Directors, nor the Dealer Manager, the Depositary nor the Information Agent makes any recommendation to any stockholder as to whether to tender or refrain from tendering any shares or as to the price or prices at which stockholders may choose to tender their shares. We have not authorized any person to make any recommendation. Stockholders should carefully evaluate all information in the Tender Offer and should consult their own investment and tax advisors. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal.

In connection with Mr. Mahan’s retirement, the Company has agreed to repurchase all shares of Common Stock held by Mr. Mahan and his wife, including shares issuable upon the exercise of options to purchase Common Stock, but excluding shares held by Mr. Mahan in his 401(k) account, at a purchase price equal to the greater of $4.75 and the price paid by the Company in the Tender Offer. As of November 9, 2006, Mr. Mahan and his wife directly own 612 shares of Common Stock and hold options to purchase 2,380,000 shares of Common Stock, of which 130,000 are currently exercisable at exercise prices below the closing market price for the shares on November 13, 2006. While the Company has agreed to repurchase Mr. Mahan’s shares, Mr. Mahan is not obligated to tender his shares in the Tender Offer and may sell his shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to stockholders in the Tender Offer. Our current directors and executive officers have advised us that they do not intend to tender any of their shares in the Tender Offer. Accordingly, if we complete the Tender Offer the proportional holdings of our directors and executive officers will increase. However, our directors and executive officers may, in compliance with stock ownership guidelines and applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Tender Offer. See Section 11.

Any tendering stockholder or other payee that fails to complete, sign and return to the Depositary the Substitute Form W-9 included in the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States backup withholding at a rate equal to 28% of the gross proceeds paid to the holder or other payee pursuant to the Tender Offer, unless such holder establishes that it is exempt from backup withholding. See Section 3. Also see Section 14 of this Offer to Purchase regarding certain United States federal income tax consequences of a sale of shares pursuant to the Tender Offer.

As of November 13, 2006, there were 71,119,730 shares of our Common Stock issued and outstanding. At the maximum price of $5.25 per share, we could purchase up to 10,476,190 shares which would represent approximately 14.7% of the total number of issued and outstanding shares of our Common Stock as of November 13, 2006. At the minimum purchase price of $4.75 per share, we could purchase up to 11,578,947 shares, which would represent approximately 16.3% of the total number of issued and outstanding shares of our Common Stock as of November 13, 2006. The shares are listed and traded on NASDAQ under the symbol “SONE”. On November 13, 2006, the most recent practicable date before the printing of this document, the reported closing price of the shares on NASDAQ was $5.05 per share. Stockholders are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares. See Section 8.

THE TENDER OFFER

1.	Number of Shares; Price; Priority of Purchase

General.  Upon the terms and subject to the conditions of the Tender Offer, we will purchase up to $55,000,000 in value of shares of our Common Stock, or if fewer shares are properly tendered, all shares that are properly tendered and not properly withdrawn in accordance with Section 4, at a price not greater than $5.25 nor less than $4.75 per share, net to the seller in cash, less any applicable withholding tax and without interest.

The term “Expiration Time” means 12:00 midnight, Eastern Time, on December 14, 2006, unless we, in our sole discretion, extend the period of time during which the Tender Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Tender Offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Tender Offer.

If the Tender Offer is over-subscribed as described below, shares tendered at or below the purchase price and not properly withdrawn will be subject to proration, except for “odd lots.” The proration period and, except as described herein, withdrawal rights expire at the Expiration Time.

If we:

•	make any change to the price range at which we are offering to purchase shares in the Tender Offer;

•	increase the value of shares sought for repurchase in the Tender Offer and thereby increase the number of shares purchasable in the Tender Offer and such increase in the number of shares being sought exceeds 2% of our outstanding shares; or

•	decrease the value of shares sought in the Tender Offer for repurchase, and the Tender Offer is scheduled to expire at any time earlier than the expiration of a period ending at 12:00 midnight, Eastern Time, on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 15, then the Tender Offer will be extended until the expiration of such ten business day period. For the purposes of the Tender Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. to 12:00 midnight, Eastern Time.

The Tender Offer is not conditioned on any minimum number of shares being tendered. The Tender Offer is, however, subject to satisfaction of certain other conditions.

In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender shares must specify the price or prices, not in excess of $5.25 nor less than $4.75 per share, at which they are willing to sell their shares to us in the Tender Offer. The lowest price that may be specified is $4.75. The prices that may be specified increase in increments of $0.10 up to $5.25. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, elect to tender their shares at the purchase price ultimately paid for shares properly tendered and not properly withdrawn in the Tender Offer, which could result in the tendering stockholder receiving the minimum price of $4.75 per share. See Section 8 for recent market prices for the shares. The lower end of the price range for the Tender Offer is below the closing market price for the shares on November 13, 2006, the most recent practicable date before the printing of this document, when the closing market price on NASDAQ was $5.05.

Promptly following the Expiration Time, we will look at the prices chosen by stockholders for all of the shares properly tendered and not properly withdrawn and will determine the lowest purchase price within the price range specified above that will allow us to buy $55,000,000 in value of shares. If, based on the purchase price determined in the Tender Offer, we determine fewer than $55,000,000 in value of shares are properly tendered, we will select the lowest price that will allow us to buy all the shares that are properly tendered and not properly withdrawn. Once the purchase price has been determined, we will promptly disclose such price in a manner calculated to inform stockholders of this information, which will include a press release through a national news service.

All shares we acquire in the Tender Offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price. We will purchase only shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered, even if more than $55,000,000 in value of shares are properly tendered and not properly withdrawn. We will return shares tendered at prices in excess of the purchase price that we determine and shares that we do not purchase because of the “odd lot” priority, proration or conditional tender provisions to the tendering stockholders at our expense promptly after the Tender Offer expires. Stockholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price. See Instruction 5 to the Letter of Transmittal.

Stockholders also can specify the order in which we will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered shares pursuant to the Tender Offer. In the event a stockholder does not designate the order and fewer than all shares are purchased due to proration, the Depositary will select the order of shares purchased.

If the number of shares properly tendered at or below the purchase price determined in the Tender Offer and not properly withdrawn prior to the Expiration Time is less than or equal to $55,000,000 in value of shares, or such greater number of shares as we may elect to accept for payment, we will, subject to applicable law and upon the terms and subject to the conditions of the Tender Offer, purchase all shares so tendered at the purchase price we determine.

Priority of Purchases.  Upon the terms and subject to the conditions of the Tender Offer, if, based on the purchase price determined in the Tender Offer, shares having an aggregate value in excess of $55,000,000 (or such greater amount as we may elect to pay), have been properly tendered at prices at or below the purchase price selected by us and not properly withdrawn prior to the Expiration Time, we will, subject to applicable law, purchase properly tendered shares on the basis set forth below:

•	First, we will purchase all shares tendered by any Odd Lot Holder (as defined below) who:

•	tenders all shares owned beneficially and of record by the Odd Lot Holder at a price at or below the purchase price determined in the Tender Offer (tenders of less than all of the shares owned by an Odd Lot Holder will not qualify for this priority); and

•	completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

•	Second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered at prices at or below the purchase price determined in the Tender Offer on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

•	Third, if necessary to permit us to purchase $55,000,000 in value of shares at the purchase price determined in the Tender Offer (or such greater amount as we may elect to pay), shares conditionally tendered (for which the condition requiring us to purchase a specified number of shares was not initially satisfied) at or below the purchase price determined in the Tender Offer, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a stockholder tenders in the Tender Offer may not be purchased even if they are tendered at prices at or below the purchase price. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased even though those shares were tendered at prices at or below the purchase price we determine.

Odd Lots.  The term “odd lots” means all shares properly tendered prior to the Expiration Time at prices at or below the purchase price determined in the Tender Offer and not properly withdrawn by any person (an “Odd Lot Holder”) who owns beneficially or of record fewer than 100 shares in the aggregate and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

To qualify for this priority, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots will be accepted for payment before any proration of the purchase of other tendered shares. This priority is not available to partial tenders or to beneficial or record holders of 100 or more shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the Tender Offer, an Odd Lot Holder who holds shares in its name and tenders its shares directly to the Depositary would also avoid any applicable odd lot discounts in a sale of the holder’s shares. Any Odd Lot Holder wishing to tender all of its shares pursuant to the Tender Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration.  If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares and subject to the provisions governing conditional tenders described in Section 6, proration for each stockholder tendering shares, other than Odd Lot Holders, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders, other than Odd Lot Holders, at or below the purchase price determined in the Tender Offer. Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, and because of the odd lot priority described above and the conditional tender procedure described in Section 6, we expect that we will not be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Tender Offer until up to ten business days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. After the Expiration Time, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14, the number of shares that we will purchase from a stockholder in the Tender Offer may affect the United States federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares and whether to condition any tender upon our purchase of a stated number of shares held by such stockholder.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer; Special Factors

Purpose of the Tender Offer.  We intend to spend up to $55 million to purchase our shares, which at the price range specified could result in our purchase of between 10,476,190 and 11,578,947 shares, or up to approximately 16.3% of our outstanding shares as of November 13, 2006. We are doing this to provide those stockholders who wish to obtain liquidity for their shares an opportunity to do so without the risk of market price declines, and to return a portion of our available capital to stockholders. In determining to proceed with the Tender Offer, management and our Board of Directors also considered our financial position, strategy and use of cash and determined that the use of funds for the Tender Offer was appropriate. Over the past five years, we have repurchased in the open market 4,053,886 shares of our Common Stock for an aggregate of approximately $25.0 million pursuant to programs approved by the Board of Directors. In July 2002, our board of directors approved a $10.0 million stock repurchase program to enhance long-term stockholder value. The stock repurchase program was completed in January 2003. We repurchased a total of 2,051,862 shares of our common stock at an average price of $4.87 per share. In October 2003, our board of directors approved a $15.0 million stock repurchase program to offset dilution of our common stock from shares granted under our employee stock option plans. This program was funded from available cash and short-term investments. We completed this stock repurchase program in the second quarter of 2005. We repurchased 2,002,024 shares of our common stock at a cost of $15.0 million under this program and at an average price of $7.49 per share.

In determining the size and number of shares to purchase in the Tender Offer, the Board of Directors with the assistance of outside advisors considered a broad range of factors, including our financial condition, operations, competitive position, resources and business prospects, management of the impact of our equity compensation plans, the current market prices of our shares and our desire for future financial flexibility. The Board of Directors also considered risks and uncertainties, including the potential for favorable and unfavorable developments relating to our business.

The Board of Directors believes that the “modified Dutch Auction” tender offer represents a mechanism to provide all of our stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. The Tender Offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. In addition, if we complete the Tender Offer, stockholders who do not participate in the Tender Offer will automatically increase their relative percentage ownership interest in us and our future operations.

The Tender Offer also provides our stockholders with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales. Furthermore, odd lot holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased pursuant to the Tender Offer will avoid any applicable odd lot discounts that might be payable on sales of their shares.

Our Board of Directors has approved the Tender Offer. However, neither we nor our Board of Directors, nor the Dealer Manager, the Depositary nor the Information Agent makes any recommendation to any stockholder as to whether to tender or refrain from tendering any shares or as to the price or prices at which stockholders may choose to tender their shares. We have not authorized any person to make any recommendation. Stockholders should carefully evaluate all information in the Tender Offer and should consult their own investment and tax advisors. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal.

Certain Effects of the Tender Offer.  Stockholders who do not tender their shares pursuant to the Tender Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company. As a result, if we complete the Tender Offer, those stockholders will realize a proportionate increase in their relative equity interest in the Company and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares. Stockholders may be able to sell non-tendered shares in the future on NASDAQ, or otherwise, at a net price significantly higher or lower than the purchase price in the Tender Offer. We can give no assurance as to the price at which a stockholder may be able to sell its shares in the future.

The shares that we acquire in the Tender Offer will be restored to the status of authorized but unissued shares and will be available for us to issue in the future without further stockholder action (except as required by applicable law or the rules of NASDAQ) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

The Tender Offer will reduce our “public float” (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets), and is likely to reduce the number of our stockholders.

In connection with Mr. Mahan’s retirement, the Company has agreed to repurchase all shares of Common Stock held by Mr. Mahan and his wife, including shares issuable upon the exercise of options to purchase Common Stock, but excluding shares held by Mr. Mahan in his 401(k) account, at a purchase price equal to the greater of $4.75 and the price paid by the Company in the Tender Offer. As of November 9, 2006, Mr. Mahan and his wife directly own 612 shares of Common Stock and hold options to purchase 2,380,000 shares of Common Stock, of which 130,000 are currently exercisable at exercise prices below the closing market price for the shares on November 13, 2006. While the Company has agreed to repurchase Mr. Mahan’s shares, Mr. Mahan is not obligated to tender his shares in the Tender Offer and may sell his shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to stockholders in the Tender Offer. Our current directors and executive officers have advised us that they do not intend to tender any of their shares in the Tender Offer. Accordingly, if we complete the Tender Offer the proportional holdings of our directors and executive officers will increase. However, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Tender Offer. See Section 11.

Except for the foregoing and as otherwise disclosed in this Offer to Purchase or the documents incorporated by reference herein, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries which is material to us and our subsidiaries, taken as a whole;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•	any material change in our present Board of Directors or management or any plans or proposals to change the number or the term of directors (although we may fill vacancies arising on the Board of Directors) or to change any material term of the employment contract of any executive officer;

•	any material change in our indebtedness or capitalization, our corporate structure or our business;

•	our ceasing to be authorized to be quoted on NASDAQ;

•	our Common Stock becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our charter or bylaws that could impede the acquisition of control of us.

Notwithstanding the foregoing, as part of our long-term corporate goal of increasing stockholder value, we have regularly considered alternatives to enhance stockholder value, including open market repurchases of our shares, strategic acquisitions, divestitures and business combinations, and we intend to continue to consider alternatives to enhance stockholder value. Except as otherwise disclosed in this Offer to Purchase, as of the date hereof, no agreements, understandings or decisions have been reached and there can be no assurance that we will decide to undertake any such alternatives. See Section 11.

Special Factors.  In March 2006, Ramius Capital Group, LLC (“Ramius”), on behalf of its investors (collectively, the “Ramius Group”), commenced communications with us regarding its investment in the Company, and on March 28, 2006, representatives of Ramius met with management to discuss the Company’s strategic plan.

On March 29, 2006, a representative of Ramius sent a letter to the Company expressing its view that the Company should not remain an independent company. On March 30, 2006, the Ramius Group filed a Schedule 13D with the SEC attaching a copy of that letter, and indicating that it may seek to nominate a slate of director candidates for the Company’s 2006 annual meeting of stockholders.

On March 30, 2006 the Board of Directors held a meeting to discuss the letter and the related meetings with the Company’s management. During the course of this Board meeting and a subsequent meeting, the Board of Directors considered carefully and deliberated on the recommendations made by the Ramius Group and determined that the long term best interest of all stockholders was best served by executing on the current business plan, rather than selling the Company at a time when stockholders would not receive the value imbedded in the business. On March 31, 2006, the Company advised the Ramius Group of the Board’s unanimous position.

In March 2006, the Board of Directors engaged an investment adviser (the “Adviser”) to assist the Board with its analysis in response to Ramius.

On April 4, 2006, the Company received a written notice from Ramius of its intention to nominate Jeffrey D. Glidden and Jeffrey C. Smith for election as directors at the annual meeting in opposition to the recommendation of the Board of Directors’ nominees and of its intention to propose certain amendments to the Company’s Bylaws. These included allowing (i) only stockholders to fix the number of directors and to expand the size of the Company’s Board of Directors by three seats, (ii) newly created directorships resulting from an increase in the size of the Board of Directors to be filled only by a vote of the stockholders; and (iii) stockholders holding at least one-tenth of the outstanding capital stock of the Company to call a special meeting of stockholders. In addition, if the proposals described in (i) and (ii) above were approved, Ramius also nominated three additional persons to fill the vacancies created by the increase in the size of the Board of Directors. Following receipt of this notice, the Board of Directors met to discuss the actions of the Ramius Group, and reaffirmed its previous determination.

In April, the Ramius Group filed proxy materials with the SEC consistent with its March 29 and April 4 letters.

On May 3, 2006, following discussions with and input from various stockholders, the Company entered into a settlement agreement (the “Settlement Agreement”) with the Ramius Group. Under the terms of the Settlement Agreement, the Ramius Group agreed to end its proxy battle, and we agreed to explore strategic alternatives. In addition, we appointed Jeffrey C. Smith, a managing director of Ramius, to our Board of Directors.

Consistent with the Settlement Agreement, the Board of Directors authorized the Adviser to explore a potential strategic transaction. Based on the Adviser’s advice, the Board of Directors decided that the best way to identify strategic partners was to contact, through the Adviser, a group of potential candidates. The Adviser initially contacted over 60 potential candidates to gauge their interest in a strategic transaction.

From May 10, 2006 through June 7, 2006, management conducted informational meetings with 25 of the 28 potential bidders who had executed non-disclosure agreements.

The Board of Directors met on June 7, 2006 to discuss the management meetings. The Adviser updated the Board of Directors on the status of the process to date. The Board authorized the Adviser to request initial indications of interest from 27 potential bidders.

At the Board of Directors meeting on June 21, 2006, the Adviser updated the Board of Directors on the status of the search for a transaction partner and advised that it had received a total of seven indications of interest from four strategic partners and three financial buyers. Several buyers expressed an interest in specific business units of the Company. One such potential buyer expressed an interest in partnering with certain members of the Company’s management team, including Director Mahan, which interest was shared by management. To address this apparent conflict, the Board of Directors formed a special committee consisting of all of the independent members of the Board of Directors, which included all members except for Mr. Mahan (the “Special Committee”), to review and consider the Company’s strategic alternatives.

Throughout this period, the potential buyers were given access to appropriate due diligence materials.

The Special Committee met again on July 14, 2006, at which time it authorized the Adviser to request specific proposals from each of the seven bidders. The deadline for final proposals was July 25, 2006. The Special Committee met again on July 27, 2006 to review the proposals. The Adviser advised the Board of Directors that it had initially received four final bid proposals. However, one of the bidders withdrew its proposal shortly following submission in order to join another bid group. Consequently, the Special Committee was left with three proposals to consider — two from strategic buyers and one from a financial buyer. One strategic buyer offered cash for certain assets of the Company; the other strategic buyer offered to acquire the entire Company in exchange for $5.50 in acquiror common stock (the “Strategic Buyer”); and the financial buyer, together with management and a stockholder and customer of the Company, offered to acquire the entire Company for $4.40 per share in cash. The Board focused on the sale of the Company rather than a sale of certain assets of the Company. Thus, the Board did not pursue the offer of one of the strategic buyers. Following discussions with each of the bidders to refine their bids, the Special Committee decided to commence negotiations with the Strategic Buyer on a non-exclusive basis.

From July 28, 2006 to August 21, 2006, the Strategic Buyer conducted numerous due diligence meetings with various business units and several customers of the Company and extensive due diligence of legal and financial documents of the Company, and the parties commenced discussions regarding the terms of a merger agreement. On August 4, 2006, the Strategic Buyer revised its prior proposal to provide for transaction consideration consisting of a combination of cash and stock.

At the August 17, 2006 Special Committee meeting, the Adviser updated the Special Committee on the status of the ongoing due diligence investigation. At this time, the Special Committee authorized the Company to enter into an exclusivity agreement with the Strategic Buyer.

On August 22, 2006, the Strategic Buyer entered into an exclusivity agreement with the Company, with an expiration date of September 13, 2006. While the Strategic Buyer continued its legal and financial diligence of the Company, the parties continued to negotiate a merger agreement.

During the exclusivity period, the Company received an unsolicited expression of interest from a financial buyer who had not previously participated in the bid process (the “Financial Buyer”) offering to acquire the Company for $5.25 to $5.50 per share in cash. In accordance with the terms of the exclusivity period, the Company advised the Strategic Buyer about the unsolicited expression of interest.

At the end of the exclusivity period, the Strategic Buyer expressed an interest in extending the exclusivity period and indicated that it would need several additional weeks to complete its financial and legal due diligence.

On September 13, 2006, the Special Committee met to review the status of the proposed transaction with the Strategic Buyer. Because the transaction with the Strategic Buyer was not progressing as anticipated, the Special Committee became increasingly concerned as to whether the parties would be able to consummate a potential transaction. Accordingly, the Special Committee declined to extend the exclusivity period and decided to explore other possible alternative transactions. At the Special Committee’s request, the Adviser informed the Strategic Buyer that the Company would be willing to continue the process on a non-exclusive basis, and contacted the Financial Buyer to explore a potential transaction.

The Special Committee concluded after significant discussion that the Financial Buyer should be the primary focus of the Company’s efforts to enter into a transaction and authorized Chairman Spiegel, the Adviser and legal counsel to negotiate with the Financial Buyer regarding a potential transaction.

On September 29, 2006, we received a non-binding letter of intent from the Financial Buyer offering $5.40 per share in cash. The proposal was subject to significant contingencies, including the receipt of financing. At approximately the same time, the Strategic Buyer informed the Adviser that it was still interested in pursuing a potential transaction, but that it needed two weeks to focus on other matters. We entered into an exclusivity agreement with the Financial Buyer, with an expiration date of October 13, 2006, or earlier in the event that the Financial Buyer modified any of the material terms of the letter of intent.

From September 29 to October 11, 2006, the Financial Buyer conducted legal and financial diligence on the Company and the parties conducted negotiations regarding a merger agreement.

On October 11, 2006, the Financial Buyer indicated that it was lowering its offer from $5.40 per share to a range of $5.00 to $5.20 per share, subject to additional confirmatory due diligence. The exclusivity agreement with the Financial Buyer terminated upon this communication. Following this, the Adviser contacted both the Strategic Buyer and another potential bidder to explore their interest in pursuing a transaction. Both parties indicated that they would need significant additional time in order to evaluate a transaction with the Company. The Special Committee determined that it was unlikely that these parties would be able to complete a transaction in a reasonable amount of time. Therefore, the Special Committee determined to continue the process with the Financial Buyer on a non-exclusive basis.

Beginning on October 9, 2006, the Special Committee commenced a series of daily meetings with management to discuss numerous aspects of the Company’s business. The Special Committee followed each of these meetings with separate meetings to discuss the status of the potential transaction.

The Special Committee, at a meeting held on October 13, 2006, reviewed with the Adviser and Chairman Spiegel the status of the proposed transaction. The Company’s legal counsel presented a broad overview of the draft merger agreement and answered questions from the Directors regarding the transaction. Representatives from the Adviser reported on the due diligence process and discussed the proposed timeline for finalizing a merger agreement. After extensive discussion, the Special Committee instructed legal counsel to continue with the process of negotiating a merger agreement.

On October 16, 2006, the Financial Buyer verbally communicated to the Adviser that it was revising its offer to $5.00 per share in cash.

On October 19, 2006, the Special Committee met to review the alternatives. Prior to the meeting, the Financial Buyer confirmed in writing its final offer of $5.00 per share. At the meeting, representatives of the Adviser summarized for the Special Committee the results of the strategic transaction process. Legal counsel then reviewed with the Special Committee their fiduciary duties. Following these presentations, the Special Committee asked various questions and discussed the proposed transaction as well as the potential of the Company on a stand alone basis in light of the recent updates and discussion of the business plan. By unanimous vote, the Special Committee rejected the Financial Buyer’s proposal. As for the Strategic Buyer, the Board had become aware that the Strategic Buyer was engaged in another transaction which the Board determined rendered it unlikely that a transaction with the Strategic Buyer would be consummated. Therefore, the Special Committee determined not to continue negotiations with the Strategic Buyer. The Special Committee determined that it was in the long term best interest of all stockholders at the current time not to continue to consider the sale of the Company, but that it would be desirable to provide the Company’s stockholders with an opportunity to sell their shares if they so desired. Therefore, the Board of Directors authorized the commencement of this Offer.

3.	Procedures for Tendering Shares

Valid Tender.  For a stockholder to make a valid tender of shares in the Tender Offer, the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Time:

•	a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an “agent’s message”) (see “— Book-Entry Transfer” below), and any other required documents; and

•	either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer described below, a book-entry confirmation of that delivery (see “— Book-Entry Transfer” below).

In the alternative, the tendering stockholder must, before the Expiration Time, comply with the guaranteed delivery procedures described below.

If a broker, dealer, commercial bank, trust company, or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Tender Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company, or other nominee to find out the nominee’s applicable deadline.

Participants in our 401(k) Plan that desire to tender shares in the Tender Offer must follow the separate instructions in the “Letter to S1 Corporation 401(k) Savings Plan Participants” sent to participants in the plan along with this Offer to Purchase.

The valid tender of shares by you through one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Tender Offer.

In accordance with Instruction 5 of the Letter of Transmittal, each stockholder desiring to tender shares pursuant to the Tender Offer must either (i) check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined in the Tender Offer,” in which case you will be deemed to have tendered your shares at the minimum price of $4.75 per share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY LOWER THE PURCHASE PRICE PAID FOR ALL PURCHASED SHARES IN THE TENDER OFFER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $4.75 PER SHARE) or (ii) check one, and only one, of the boxes corresponding to the price at which shares are being tendered in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Stockholder.” A tender of shares will be proper if one, and only one, of these boxes is checked on the Letter of Transmittal.

If tendering stockholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined in the Tender Offer.” If tendering stockholders wish to indicate a specific price at which their shares are being tendered, they must check the applicable price box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Stockholder.” Tendering stockholders should be aware that this election could mean that none of their shares will be purchased if the price selected by the stockholder is higher than the purchase price eventually determined in the Tender Offer after the Expiration Time. The lower end of the price range for the Tender Offer is below the closing market price for the shares on November 13, 2006, the most recent practicable date before the printing of this document, when the closing market price on NASDAQ was $5.05.

A stockholder who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. The same shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Tender Offer) at more than one price. In order to withdraw, stockholders who tendered at multiple prices pursuant to multiple Letters of Transmittal must comply with the procedures set forth in Section 4.

We urge stockholders who hold shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the Depositary.

Stockholders also can specify the order in which we will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered shares pursuant to the Tender Offer. In the event a stockholder does not designate the order and fewer than all shares are purchased due to proration, the Depositary will select the order of shares purchased.

Odd Lot Holders who tender all their shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the priority treatment available to Odd Lot Holders as set forth in Section 1.

Book-Entry Transfer.  For purposes of the Tender Offer, the Depositary will establish an account for the shares at The Depository Trust Company (the “book-entry transfer facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures described below.

The confirmation of a book-entry transfer of shares into the Depositary’s account at the book-entry transfer facility described above is referred to in this Offer to Purchase as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery.  The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees.  No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:

•	the “registered holder(s)” of those shares signs the Letter of Transmittal and has not completed the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	those shares are tendered for the account of an “eligible institution.”

A “registered holder” of tendered shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) The New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

Except as described above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. See Instructions 7 and 12 to the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an eligible institution. See Instructions 7 and 12 to the Letter of Transmittal.

Guaranteed Delivery.  If you wish to tender shares in the Tender Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an eligible institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Time; and

•	the Depositary receives at one of its addresses listed on the back cover of this Offer to Purchase and within the period of three trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the shares being tendered, in the proper form for transfer, together with all other required documents and a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required; or (ii) confirmation of book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility, together with all other required documents and either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or an agent’s message.

A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

401(k) Plan.  Participants in our 401(k) Plan who wish to have the trustee tender eligible shares attributable to their plan account must complete, execute and return to the plan trustee the tender direction form included in the “Letter to S1 Corporation 401(k) Savings Plan Participants” sent to each participant of the plan. Participants in our 401(k) Plan may not use the Letter of Transmittal to direct the tender of their shares held in the plan, but instead must follow the separate direction form sent to them. Although the Tender Offer will remain open to all stockholders until the Expiration Time, if the trustee does not receive a participant’s instructions three business days prior to the Expiration Time, the trustee will not tender shares attributable to the participant’s account. Participants are urged to read the “Letter from S1 Corporation to Participants in its 401(k) Plan” and the separate direction form carefully.

Stock Option Plans; Stock Awards.  The Company has granted or assumed options under the following plans: Security First Technologies Corporation Amended and Restated 1995 Stock Option Plan, as amended; Security First Technologies Corporation 1998 Directors’ Stock Option Plan; S1 Corporation 2003 Stock Incentive Plan; S1 Corporation 2003 Stock Incentive Plan Inland Revenue Approved Sub-Plan for the United Kingdom; S1 Corporation Amended and Restated 1995 Stock Option Plan; S1 Corporation 1997 Employee Stock Option Plan; Edify Corporation 1996 Equity Incentive Plan; Edify Corporation 1990 Stock Option Plan, as amended; Security First Network Bank 1997 Employee Stock Option Plan; Security First Network Bank, FSB Amended and Restated Directors’ Stock Option Plan; FICS Group Holding Company, Inc. 1998 Stock Plan; Q-UP Systems, Inc. 1999 Stock Option Plan; Software Dynamics, Incorporated 1998 Stock Incentive Plan; Davidge Data Systems Corp. 1996 Stock Option Plan; Verticalone Corporation 1998 Stock Option Plan (the “Stock Option Plans”). Holders of vested but unexercised options to purchase shares may exercise such options in accordance with the terms of the Stock Option Plans and tender the shares received upon such exercise in accordance with the Tender Offer. Holders of vested but unexercised options should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to them, based on their stock option exercise prices, the date of their stock option grants and the years left to exercise their options, the range of tender prices and the provisions for pro rata purchases by the Company described in Section 1. We strongly encourage those holders to discuss the Tender Offer with their tax advisor, broker and/or financial advisor. Holders of stock awards and other restricted equity interests may not tender shares or shares represented by such interests unless they are fully vested.

Return of Unpurchased Shares.  The Depositary will return certificates for unpurchased shares promptly after the expiration or termination of the Tender Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

Tendering Stockholders’ Representation and Warranty; Our Acceptance Constitutes an Agreement.  It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (i) a number of shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Tender Offer or (ii) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the number of shares tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange, or exercise of such Equivalent Securities to the extent required by the terms of the Tender Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Tender Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth in this Offer to Purchase will constitute the tendering stockholder’s acceptance of the terms and conditions of the Tender Offer, as well as the tendering stockholder’s representation and warranty to us that (i) such stockholder has a “net long position” in a number of shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (ii) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Tender Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Tender Offer.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.  All questions about the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right prior to the expiration of the Tender Offer to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any conditions of the Tender Offer with respect to all stockholders or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder. If we waive any defect or irregularity in any tender with respect to any stockholder, we will also waive such defect or irregularity with respect to all stockholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating to it have been cured or waived. Neither we nor the Dealer Manager, the Depositary, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Tender Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties.

Lost Certificates.  If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the stockholder should follow the instructions set forth in the Letter of Transmittal. See Instruction 9 of the Letter of Transmittal.

United States Federal Income Tax Certifications and Backup Withholding.  Under the United States backup withholding rules, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the Tender Offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee (i) provides its taxpayer identification number (i.e., its employer identification number or social security number) to the Depositary and certifies that such number is correct and that such stockholder is not subject to backup withholding, or (ii) establishes that an exemption from withholding otherwise applies under applicable regulations. Therefore, unless an exemption applies and is proven in a manner satisfactory to the Depositary, each tendering stockholder that is a U.S. Holder (as defined in Section 14) should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain stockholders (including, among others, all corporations and certain foreign stockholders) are not subject to these backup withholding and reporting requirements. In order for a foreign stockholder to qualify as an exempt recipient, that stockholder must submit a statement (generally, an IRS Form W-8BEN), signed under penalties of perjury, attesting to that stockholder’s exempt status. Such statements can be obtained from the Depositary. See Instruction 2 of the Letter of Transmittal.

ANY TENDERING STOCKHOLDER OR OTHER PAYEE THAT FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL (OR SUCH OTHER IRS FORM AS MAY BE APPLICABLE) MAY BE SUBJECT TO UNITED STATES BACKUP WITHHOLDING AT A RATE EQUAL TO 28% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE TENDER OFFER.

4.	Withdrawal Rights

Except as this Section 4 otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered in the Tender Offer according to the procedures described below at any time prior to the Expiration Time for all shares. You may also withdraw your previously tendered shares at any time after 12:00 midnight, Eastern Time, on January 16, 2007, unless such shares have been accepted for payment as provided in the Tender Offer.

For a withdrawal to be effective, a written notice of withdrawal must:

•	be received in a timely manner by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase; and

•	specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

If a stockholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the stockholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tenders of shares may not be rescinded and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Tender Offer. Withdrawn shares may be re-tendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder. However, if we waive any defect or irregularity in any withdrawal with respect to any stockholder, we will also waive such defect or irregularity with respect to all stockholders. Neither we nor the Dealer Manager, the Depositary, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Participants in our 401(k) Plan who wish to have the trustee withdraw previously tendered shares attributable to their plan account must follow the procedures set forth in the “Letter to S1 Corporation 401(k) Savings Plan Participants” sent separately to each plan participant.

If we extend the Tender Offer, are delayed in our purchase of shares, or are unable to purchase shares in the Tender Offer as a result the occurrence of a condition disclosed in Section 7, then, without prejudice to our rights in the Tender Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

5.	Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Tender Offer, promptly following the Expiration Time, we will (i) determine a single per share purchase price that we will pay for the shares properly tendered and not properly withdrawn before the Expiration Time, taking into account the number of shares tendered and the prices specified by tendering stockholders, and (ii) accept for payment and pay the purchase price for (and thereby purchase) shares having an aggregate purchase price of up to $55,000,000 (or such greater number of shares as we may elect to purchase, subject to applicable law) properly tendered at prices at or below the purchase price and not properly withdrawn before the Expiration Time.

For purposes of the Tender Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority, proration and conditional tender provisions of this Tender Offer, shares that are properly tendered at or below the purchase price selected by us and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Tender Offer.

Upon the terms and subject to the conditions of the Tender Offer, we will accept for payment and pay the per share purchase price for all of the shares accepted for payment pursuant to the Tender Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Tender Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

•	certificates for shares or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at the book-entry transfer facility;

•	a properly completed and duly executed Letter of Transmittal (or, in the case of a book-entry transfer, an agent’s message); and

•	any other required documents.

We will pay for shares purchased pursuant to the Tender Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time. However, we expect that we will not be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the Tender Offer until up to ten business days after the Expiration Time. Unless a stockholder specifies otherwise in the Letter of Transmittal, certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the purchase price and shares not purchased due to proration or conditional tender, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares, to the tendering stockholder at our expense promptly after the Expiration Time or termination of the Tender Offer.

Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Tender Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Tender Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Tender Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

Any tendering stockholder or other payee that fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included in the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to required United States backup withholding at a rate equal to 28% of the gross proceeds paid to the stockholder or other payee pursuant to the Tender Offer. See Section 3. Also see Section 3 regarding U.S. federal income tax consequences for foreign stockholders.

6.	Conditional Tender of Shares

Subject to the exception for Odd Lot Holders, in the event of an over-subscription of the Tender Offer, shares tendered at or below the purchase price prior to the Expiration Time will be subject to proration. See Section 1. As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the Tender Offer expires, if, based on the purchase price determined in the Tender Offer, more than $55,000,000 in value of shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and regarded as withdrawn as a result of proration will be returned at our expense, promptly after the Expiration Time.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below an amount having an aggregate purchase price of $55,000,000 (or such greater number of shares as we may elect to accept for payment, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase $55,000,000 in value of shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

7.	Conditions of the Tender Offer

Notwithstanding any other provision of the Tender Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Tender Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f)(5) under the Exchange Act (which requires that the issuer making the tender offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer), if at any time prior to the Expiration Time any of the following events has occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any such event or events that are proximately caused by our action or failure to act), make it inadvisable to proceed with the Tender Offer or with acceptance for payment:

•	there has occurred any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the shares, including, but not limited to, the following:

•	any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, could reasonably be expected to adversely affect, the extension of credit by banks or other financial institutions in the United States;

•	the commencement of a war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States after November 16, 2006 or any material escalation of any war or armed hostilities which had commenced prior to November 16, 2006;

•	a decrease in excess of 10% in the market price for the shares or in the Dow Jones Industrial Average, NASDAQ Composite Index or the S&P 500 Composite Index; or

•	legislation amending the Code (as defined in Section 14) having been passed by either the U.S. House of Representatives or the Senate or being pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Tender Offer in any manner that would adversely affect us or any of our affiliates;

•	there has been instituted, threatened, or been pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

•	challenges or seeks to challenge, restrain, prohibit or delay the making of the Tender Offer, the acquisition by us of the shares in the Tender Offer, or any other matter relating to the Tender Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Tender Offer;

•	seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Tender Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares; or

•	seeks to impose limitations on our ability (or any affiliate of ours) to acquire the shares or otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of us, our subsidiaries and our affiliates, taken as a whole, or the value of the shares;

•	any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Tender Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Tender Offer or the purchase of shares thereunder;

•	could reasonably be expected to prohibit, restrict or delay consummation of the Tender Offer; or

•	otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses or results of operations of us, our subsidiaries and our affiliates, taken as a whole;

•	a tender or exchange offer for any or all of our outstanding shares (other than this Tender Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or entity or has been publicly disclosed;

•	we learn that any entity, “group” (as that term is used in Section 13(d) (3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before November 15, 2006);

•	any change (or condition, event or development involving a prospective change) in the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, that, in our reasonable judgment, does or is reasonably likely to have a materially adverse effect on us, our subsidiaries and our affiliates, taken as a whole, or we have become aware of any fact that, in our reasonable judgment, does or is reasonably likely to have a material adverse effect on the value of the shares;

•	any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Tender Offer has not been obtained on terms satisfactory to us in our reasonable discretion; or

•	we determine that the consummation of the Tender Offer and the purchase of the shares is reasonably likely to:

•	cause the shares to be held of record by less than 300 persons; or

•	cause the shares to be delisted from NASDAQ or to be eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions (other than conditions that are proximately caused by our action or failure to act), and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion before the Expiration Time. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Time. Our right to terminate or amend the Tender Offer or to postpone the acceptance for payment of, or the purchase of and the payment for shares tendered if any of the above listed events occur (or shall have been reasonably determined by us to have occurred) at any time prior to the Expiration Time shall not be affected by any subsequent event regardless of whether such subsequent event would have otherwise resulted in the event having been “cured” or ceasing to exist. Any determination by us concerning the events described above will be final and binding on all parties.

8.	Price Range of the Shares

The shares are traded on NASDAQ under the symbol “SONE”. The following table sets forth, for each of the periods indicated, the high and low sales prices per share as reported by NASDAQ based on published financial sources.

	High	Low

2004
First Quarter	$9.73	6.66
Second Quarter	10.65	7.60
Third Quarter	9.94	7.27
Fourth Quarter	10.08	7.91
2005
First Quarter	$9.08	6.73
Second Quarter	6.99	4.11
Third Quarter	5.42	3.71
Fourth Quarter	4.67	3.51
2006
First Quarter	$5.04	3.80
Second Quarter	5.96	4.35
Third Quarter	5.15	4.02
Fourth Quarter (through November 13, 2006)	5.40	4.38

On November 13, 2006, the most recent practicable date before the printing of this document, the reported closing price of the shares on NASDAQ was $5.05 per share. We urge stockholders to obtain a current market price for the shares before deciding whether and at what price or prices to tender their shares.

9.	Source and Amount of Funds

Assuming that the Tender Offer is fully subscribed, the aggregate purchase price will be approximately $55 million. We anticipate that we will pay for the shares tendered in the Tender Offer, as well as paying related fees and expenses, from our cash and short-term investments.

10.	Information About S1 Corporation

S1 Corporation is a global provider of software solutions for financial organizations including banks, credit unions and insurance companies. We operate and manage S1 in two business segments: Enterprise segment and Postilion segment. The Enterprise segment represents North America retail banking solutions business, global wholesale banking solutions business, and our State Farm business. The Postilion segment represents the community financial business, global ATM/payments business, and the retail banking business outside of North America. We sell our solutions to small, mid-sized and large financial organizations in four geographic regions: (i) the Americas region, (ii) Europe and Middle East (EME), (iii) Africa, and (iv) Asia-Pacific (APAC).

Our Enterprise segment software supports the primary channels a bank uses to interact with its customers, including self service channels like the internet for personal, business and corporate online banking and trade finance, as well as full service banking including the teller at the branch, sales and service activities including new account opening and the call center agent’s desktop applications. In the community bank and credit union market, our Postilion segment provides on-line personal and business banking applications as well as a telephone banking application in a robust single-channel platform that offers an excellent balance between cost and feature set and performance for this highly competitive market. In addition we offer our payments platform which provides software that operates ATM networks and Point of Sale debit card transaction processing networks.

Recent Developments.  On October 23, 2006, the Company issued a press release announcing completion of the review of strategic alternatives that had been previously announced in May 2006 (see “Purpose of the Tender Offer; Certain Effects of the Tender Offer; Special Factors — Special Factors” above), and that Director John W. Spiegel had been appointed Chairman of the Board of Directors following the retirement of Mr. Mahan as Chairman, Director and Chief Executive Officer of the Company. The October 23 press release also disclosed the establishment of a Strategic Planning Committee of the Board of Directors charged with assisting S1’s management in analyzing and implementing operational and structural improvements.

In connection with Mr. Mahan’s retirement, the Company has agreed to repurchase all shares of Common Stock of the Company held by Mr. Mahan and his wife, including shares issuable upon the exercise of options to purchase Common Stock, but excluding shares held by Mr. Mahan in his 401(k) account, at a purchase price equal to the greater of $4.75 and the price paid by the Company in the Tender Offer. As of November 9, 2006, Mr. Mahan and his wife directly own 612 shares of Common Stock and hold options to purchase 2,380,000 shares of Common Stock, of which 130,000 are currently exercisable at exercise prices below the closing market price for the shares on November 13, 2006. While the Company has agreed to repurchase Mr. Mahan’s shares, Mr. Mahan is not obligated to tender his shares in the Tender Offer and may sell his shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to stockholders in the Tender Offer.

On November 2, 2006, the Company announced that Johann Dreyer had been appointed President and Chief Executive Officer of the Company. Mr. Dreyer was also elected as a director of the Company to fill the vacancy created by Mr. Mahan. Mr. Dreyer’s appointment was effective on October 30, 2006.

As our new Chief Executive Officer continues to evaluate S1, we anticipate further changes in the operations and structure at S1. For example, in connection with our November 2, 2006 press release announcing third quarter earnings, we announced our intention to license our Enterprise products on a perpetual license basis. Additionally, Mr. Dreyer is working closely with the Strategic Planning Committee to analyze operational and structural improvements for S1. Although no definitive decisions have been reached, management and the Committee are expected to consider a number of cost cutting and other alternatives, which may include, for example, reductions in force, office closings and/or other management restructurings. There can be no assurance as to whether any of these changes will be implemented, and if so, the timing, scope, impact or cost thereof.

Where You Can Find More Information.  We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning directors and officers, their remuneration, options and other stock awards granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Tender Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

Incorporation by Reference.  The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The Tender Offer incorporates by reference the documents listed below, including the financial statements and the notes related thereto contained in those documents that have been previously filed with the SEC. These documents contain important information about us. Notwithstanding the foregoing, the Company is not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules.

SEC Filings	Period or Date Filed

Annual Report on Form 10-K	Fiscal year ended December 31, 2005 (as amended on March 30, 2006, May 1, 2006 and July 26, 2006)
Quarterly Reports on Form 10-Q	Fiscal quarter ended September 30, 2006
Fiscal quarter ended June 30, 2006
Fiscal quarter ended March 31, 2006
Current Reports on Form 8-K	Filed on February 17, 2006, March 29, 2006, April 3, 2006, April 25, 2006, May 9, 2006, August 14, 2006, October 23, 2006, November 2, 2006, November 13, 2006 and November 14, 2006

You can obtain any of the documents incorporated by reference in this Offer to Purchase from us or from the SEC’s web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You may request free copies of these filings by writing or telephoning us at the following address:

S1 Corporation
3500 Lenox Road, Suite 200
Atlanta, GA 30326
Toll free: (888) 457-2237
Email: investorrelations@s1.com

You may also review and/or download free copies of these filings at our website at http://investor.s1.com. We are not incorporating the contents of our website into this Offer to Purchase and information contained on our website is not part of this Tender Offer.

11.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

As of November 13, 2006, there were 71,119,730 shares of our Common Stock issued and outstanding. We intend to spend up to $55,000,000 to purchase shares of Common Stock in the Tender Offer. At the minimum price of $4.75 per share, we may purchase up to 11,578,947 shares in the Tender Offer which represents approximately 16.3% of the total number of issued and outstanding shares as of November 13, 2006.

As of November 13, 2006, our directors and executive officers as a group (11 persons) beneficially owned an aggregate of approximately 1,484,163 shares, representing approximately 2.08% of the total number of outstanding shares. Our current directors and executive officers have advised us that they do not intend to tender any of their shares in the Tender Offer; provided, however, in connection with the retirement of Mr. Mahan, the Company has agreed to repurchase all shares of Common Stock held by Mr. Mahan and his wife, including shares issuable upon the exercise of options to purchase Common Stock, but excluding shares held by Mr. Mahan in his 401(k) account, at a purchase price equal to the greater of $4.75 and the price paid by the Company in the Tender Offer. Mr. Mahan and his wife directly own 612 shares of Common Stock as of November 9, 2006. In addition Mr. Mahan holds options to purchase 2,380,000 shares of Common Stock, which represents approximately 3.24% of the then outstanding Common Stock. Of the 2,380,000 shares of Common Stock, 130,000 are currently exercisable at exercise prices below the closing market price for the shares on November 13, 2006. Our directors, executive officers and Mr. Mahan may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Tender Offer.

The following table sets forth the beneficial ownership of the Company’s Common Stock for our current directors and executive officers, as of November 13, 2006. Assuming that no director or executive officer tenders any shares in the Tender Offer, the percentage beneficial ownership of each director and executive officer after the Tender Offer will be approximately less than one percent, and the percentage beneficial ownership of the directors and executive officers as a group after the Tender Offer will be approximately less than one percent.

Unless otherwise indicated, the address of each person listed is c/o S1 Corporation, 3500 Lenox Road, Suite 200, Atlanta, GA 30326.

	As of November 13, 2006
	Number of
	Shares		Percent
	Owned(a)		Owned(a)

Executive Officers and Directors
John W. Spiegel	78,200	(b)	*
Chairman of the Board
Matthew Hale	535,284	(c)	*
President of North America Retail Banking, Global
Wholesale Banking, and Insurance Markets
Ram Gupta	28,000	(d)	*
Director
M. Douglas Ivester	323,000	(e)	*
Director
Thomas P. Johnson, Jr.	33,000	(f)	*
Director
Gregory J. Owens	98,000	(g)	*
Director
Jeffrey C. Smith	3,000	(h)	*
Director
John A. Stone	56,250	(i)	*
Chief Financial Officer
Johann Dreyer	56,179	(j)	*
President, Chief Executive Officer and Director
All directors and executive officers as a group (11 persons)	1,484,163	(k)	2.08%

*	Less than one percent

(a)	Applicable percentage ownership is based on 71,119,730 shares of Common Stock outstanding as of November 13, 2006. In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock if that person has or shares voting power or investment power over the security, or has the right to acquire beneficial ownership at any time within 60 days from November 13, 2006. For this table, voting power includes the power to vote or direct the voting of shares and investment power includes the power to dispose or direct the disposition of shares. The amount reported excludes shares of restricted stock that will not vest within 60 days of November 13, 2006.

(b)	Mr. Spiegel was appointed Chairman of the Board on October 23, 2006. The share ownership of Mr. Spiegel includes 18,000 shares of restricted stock, 55,000 shares of Common Stock issuable upon the exercise of stock options, 5,000 shares owned directly by Mr. Spiegel and 200 shares owned by his wife.

(c)	The share ownership of Mr. Hale includes 519,510 shares of Common Stock issuable upon the exercise of stock options, 12,310 shares that are held directly by Mr. Hale and 3,464 shares held in S1’s 401(k) plan as of May 31, 2006.

(d)	The share ownership of Mr. Gupta includes 3,000 shares of restricted stock and 25,000 shares of Common Stock issuable upon the exercise of stock options.

(e)	The share ownership of Mr. Ivester includes 3,000 shares of restricted stock, 120,000 shares of Common Stock issuable upon the exercise of stock options and 200,000 shares owned directly by Mr. Ivester.

(f)	The share ownership of Mr. Johnson includes 3,000 shares of restricted stock and 30,000 shares of Common Stock issuable upon the exercise of stock options.

(g)	The share ownership of Mr. Owens includes 3,000 shares of restricted stock and 95,000 shares of Common Stock issuable upon the exercise of stock options.

(h)	The share ownership of Mr. Smith consists of 3,000 shares of restricted stock.

(i)	The share ownership of Mr. Stone consists of 56,250 shares of Common Stock issuable upon the exercise of stock options.

(j)	Mr. Dreyer was appointed President, Chief Executive Officer and Director of the Company effective October 30, 2006. The share ownership of Mr. Dreyer includes 18,679 shares of restricted stock and 37,500 shares of Common Stock issuable upon the exercise of stock options.

(k)	Includes 1,155,260 shares of Common Stock issuable upon the exercise of stock options.

After the Tender Offer (taking into account the above stated assumptions), no director or executive officer will individually own greater than one percent of the total number of outstanding shares of Common Stock.

401(k) Plan.  We provide a 401(k) retirement savings plan for substantially all of our full-time employees in the United States. Each participant in the 401(k) plan may elect to contribute from 1% to 15% of his or her annual compensation to the plan. S1, at management’s discretion, may make matching contributions to the plan. Our matching contributions to the plan charged to expense for 2003 and 2005 were approximately $1.1 million and $0.6 million, respectively. We did not have any matching contributions in 2004.

Recent Securities Transactions.  Based on our records and on information provided to us by our directors, executive officers, affiliates, and subsidiaries, neither we nor any of our directors, executive officers, affiliates or subsidiaries have effected any transactions involving shares of our Common Stock during the 60 days prior to November 16, 2006.

See Section 2 (Special Factors).

Except as otherwise described herein and for the outstanding stock options, stock awards and other restricted equity interests granted to our directors, executive officers and other employees pursuant to our various Stock Option Plans, which are described in Note 17 to the financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2005, which descriptions are incorporated herein by reference, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any agreement, arrangement, understanding or relationship, whether or not legally enforceable, with any other person, relating, directly or indirectly, to the Tender Offer or with respect to any of our securities, including, but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

12.	Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act

The purchase by us of shares in the Tender Offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of stockholders. However, we believe that there will be a sufficient number of shares outstanding and publicly traded following completion of the Tender Offer to ensure a continued trading market for the shares. Based upon published guidelines of NASDAQ, we do not believe that our purchase of shares in the Tender Offer will cause the remaining outstanding shares to be delisted from NASDAQ. The Tender Offer is conditioned upon there not being any reasonable likelihood, in our reasonable judgment, that the consummation of the Tender Offer and the purchase of shares will cause the shares to be delisted from NASDAQ. See Section 7.

The shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares in the Tender Offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares in the Tender Offer pursuant to the terms of the Tender Offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

13.  Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Tender Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition of shares by us as contemplated by the Tender Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action where practicable within the time period contemplated by the Tender Offer. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered in the Tender Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business or financial condition.

14.	United States Federal Income Tax Consequences

The following describes material United States federal income tax consequences relevant to the Tender Offer. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”) existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions.

This discussion deals only with stockholders who hold their shares as capital assets. This discussion does not deal with all tax consequences that may be relevant to all categories of holders (such as U.S. expatriates, dealers in securities, foreign currencies or commodities, traders in securities that elect to mark their holdings to market, financial institutions, regulated investment companies, real estate investment trusts, holders whose functional currency is not the United States dollar, insurance companies, tax-exempt organizations, holders with shares received through the exercise of qualified incentive stock options, or holders who hold shares as part of a hedge, integrated transaction, conversion transaction or constructive sale or as a position in a straddle). This discussion does not address the state, local or non-U.S. tax consequences of participating in the Tender Offer. Holders of shares should consult their tax advisors as to the particular consequences to them of participation in the Tender Offer.

Tax Consequences to U.S. Holders.

As used herein, a “U.S. Holder” means a beneficial holder of shares that is: (a) an individual citizen or resident of the United States, (b) a corporation, partnership, or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust if either: (A) a United States court is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust or (B) a trust has a valid election in effect to be treated as a United States person under applicable treasury regulations. If a limited liability company or partnership holds shares, the tax treatment of a member or partner will generally depend upon the status of such person and the activities of the limited liability company or partnership. A limited liability company or partnership that holds shares in the Company should consult its own tax advisors regarding the treatment of its members or partners.

Non-Participation in the Tender Offer.  A U.S. Holder that does not participate in the Tender Offer will not incur any tax liability as a result of the Tender Offer.

Exchange of Shares Pursuant to the Tender Offer.  An exchange of shares for cash pursuant to the Tender Offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder that participates in the Tender Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the shares or as receiving a dividend distribution from the Company.

Sale or Exchange Treatment.  Under Section 302 of the Code, a U.S. Holder whose shares are exchanged in the Tender Offer will be treated as having sold such U.S. Holder’s shares, and thus will recognize capital gain or loss if the exchange (a) results in a “complete termination” of all such U.S. Holder’s equity interest in the Company, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” to the U.S. Holder. In applying the Section 302 tests, a U.S. Holder must take into account stock that such U.S. Holder constructively owns under attribution rules, pursuant to which the U.S. Holder will be treated as owning Company shares owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and Company stock that the U.S. Holder has the right to acquire by exercise of an option.

An exchange results in a “complete termination” of a U.S. Holder’s equity interest in the Company if all of the shares that are owned or deemed owned by the U.S. Holder are exchanged in the Tender Offer.

An exchange of shares for cash will be a “substantially disproportionate” redemption with respect to a U.S. Holder if (i) the percentage of the then-outstanding voting shares owned or deemed owned by such U.S. Holder in the Company immediately after the exchange is less than 80% of the percentage of shares owned or deemed owned by such U.S. Holder in the Company immediately before the exchange and (ii) immediately after the exchange, the U.S. Holder owns less than 50 percent of the total combined voting power of all classes of Company stock entitled to vote.

If an exchange of shares for cash in the Tender Offer does not qualify as a “complete termination” of the U.S. Holder’s interest in the Company and also fails to satisfy the “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in the Company. The Internal Revenue Service (the “IRS”) has indicated in a published revenue ruling that an exchange of shares for cash that results in a reduction of the proportionate equity interest in the Company of a U.S. Holder whose relative equity interest in the Company is minimal (an interest of less than one percent should satisfy this requirement) and that does not exercise any control over or participate in the management of the Company’s corporate affairs should be treated as “not essentially equivalent to a dividend.” A U.S. Holder should consult its tax advisor regarding the application of the rules of Section 302 in such U.S. Holder’s particular circumstances.

If a U.S. Holder is treated as recognizing gain or loss from the disposition of such U.S. Holder’s shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such U.S. Holder’s adjusted tax basis in the shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the shares for more than one year as of the date of the exchange. Specific limitations apply to the deductibility of capital losses by U.S. Holders.

Dividend Treatment.  If a U.S. Holder does not meet the requirements of Section 302 of the Code, the exchange of the U.S. Holder’s shares by the Company in the Tender Offer will not be treated as a sale or exchange under Section 302 of the Code with respect to the U.S. Holder. Instead, the cash received by such U.S. Holder pursuant to the exchange will be treated as a dividend to the extent of the portion of the Company’s current and accumulated earnings and profits allocable to such shares. Any remaining adjusted tax basis in the shares tendered will be transferred to any remaining shares held by such U.S. Holder. To the extent that amounts distributed pursuant to the Tender Offer exceed the Company’s current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted tax basis of such U.S. Holder’s shares, and any amounts in excess of the U.S. Holder’s adjusted tax basis will constitute capital gain. The amount of the current and accumulated earnings and profits of the Company has not been established.

Provided certain holding period requirements are satisfied, a non-corporate U.S. Holder generally will be subject to United States federal income tax at a maximum rate of 15% on the portion of a distribution that is treated as a dividend.

To the extent that cash received in exchange for shares is treated as a dividend to a corporate U.S. Holder, (i) it will be eligible for a dividends-received deduction (subject to applicable limitations) and (ii) it will be subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

We cannot predict whether or the extent to which the Tender Offer will be oversubscribed. If the Tender Offer is oversubscribed, proration of tenders pursuant to the Tender Offer will cause the Company to accept fewer shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s shares will be purchased pursuant to the Tender Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for United States federal income tax purposes pursuant to the rules discussed above.

See Section 3 with respect to the application of backup withholding.

Tax Consequences to Non-U.S. Holders.

As used herein, a “Non-U.S. Holder” means a beneficial holder of shares that is not a “U.S. Holder” as defined above.

Non-Participation in the Tender Offer.  A Non-U.S. Holder that does not participate in the Tender Offer will not incur any tax liability as a result of the Tender Offer.

Exchange of Shares Pursuant to the Tender Offer.  A Non-U.S. Holder that participates in the Tender Offer will be treated either as recognizing gain or loss from the disposition of the shares or as receiving a dividend distribution from the Company. The determination will be based on the same factors as described above under “Tax Consequences to U.S. Holders.”

Regardless of whether an exchange by a Non-U.S. Holder pursuant to the Tender Offer is treated as a disposition of the shares or as a dividend distribution from the Company, gross proceeds payable pursuant to the Tender Offer to a Non-U.S. Holder or its agent will be subject to United States federal withholding tax at a rate of 30%, unless the Company determines that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States (or, if a treaty applies, attributable to a permanent establishment in the United States). In order to obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver to the Depositary before payment a properly completed and executed IRS Form W-8BEN claiming such an exemption or reduction. Such forms can be obtained from the Depositary. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Tender Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI claiming such exemption. Such forms can be obtained from the Depositary. See Instruction 2 of the Letter of Transmittal. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding.

A Non-U.S. Holder may be eligible to file for a refund of such tax or a portion of such tax if such stockholder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described above under “Tax Consequences to U.S. Holders,” or if such Non-U.S. Holder is entitled to a reduced rate of withholding pursuant to a tax treaty and we withheld at a higher rate. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

Trade or Business Within the United States.  As noted above, the Company will not apply the 30% withholding tax to gross proceeds received by a Non-U.S. Holder that are effectively connected with the conduct of a trade or business within the United States of such Non-U.S. Holder (or, if a treaty applies, attributable to a permanent establishment in the United States of such Non-U.S. Holder). In such a case, the Non-U.S. Holder will be subject to U.S. federal income tax in a manner similar to that which applies to U.S. Holders, as described above under “Tax Consequences to U.S. Holders.”

THE FEDERAL TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX IMPLICATIONS OF THE TENDER OFFER UNDER APPLICABLE FEDERAL, STATE OR LOCAL LAWS. FOREIGN STOCKHOLDERS SHOULD ALSO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES UNIQUE TO HOLDERS WHO ARE NOT U.S. PERSONS.

15.	Extension of the Tender Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Tender Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Tender Offer if any of the conditions set forth in Section 7 have occurred and to reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Tender Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Tender Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Tender Offer. Amendments to the Tender Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made in the Tender Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a national news service. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Tender Offer or the information concerning the Tender Offer, we will extend the Tender Offer to the extent required by Rules 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Tender Offer or information concerning the Tender Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Tender Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Tender Offer. If (1)(i) we make any change to the price range at which we are offering to purchase shares in the Tender Offer, (ii) decrease the value of shares sought in the Tender Offer, or (iii) increase the value of shares sought for repurchase in the Tender Offer by more than 2% of our outstanding shares and (2) the Tender Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 15, the Tender Offer will be extended until the expiration of such ten business day period.

16.	Fees and Expenses

We have retained SunTrust Robinson Humphrey to act as the Dealer Manager in connection with the Tender Offer. In their role as Dealer Manager, SunTrust Robinson Humphrey may contact brokers, dealers and similar entities and may provide information regarding the Tender Offer to those that they contact or persons that contact them. SunTrust Robinson Humphrey will receive reasonable and customary amounts of compensation and will be reimbursed for reasonable out-of-pocket expenses incurred in connection with the Tender Offer, including reasonable fees and expenses of counsel. We will indemnify SunTrust Robinson Humphrey against certain liabilities in connection with the Tender Offer, including certain liabilities under the federal securities laws.

SunTrust Robinson Humphrey and their respective affiliates, have provided, and may in the future provide, various investment banking and other services to us for which future services we would expect they would receive customary compensation from us. In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, SunTrust Robinson Humphrey and their respective affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities.

We have retained Morrow & Co to act as Information Agent and American Stock Transfer & Trust Company to act as Depositary in connection with the Tender Offer. Morrow & Co may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Tender Offer to beneficial owners. Morrow & Co and American Stock Transfer & Trust Company will each receive reasonable and customary amounts of compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Tender Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of shares in the Tender Offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Tender Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent or the Depositary for purposes of the Tender Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise described in Section 5.

17.	Miscellaneous

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Tender Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

This Offer to Purchase and the Letter of Transmittal do not constitute an offer to purchase securities in any jurisdiction in which such offer is not permitted or would not be permitted. If we become aware of any jurisdiction where the making of the Tender Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law where practicable. If, after such good faith effort, we cannot comply with the applicable law, the Tender Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.

You should only rely on the information contained in this Offer to Purchase or to which we have referred to you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares in the Tender Offer. We have not authorized any person to give any information or to make any representation in connection with the Tender Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation, gives you any information or makes any representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

S1 Corporation
November 16, 2006

The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her bank, broker, dealer, trust company or other nominee to the Depositary as follows:

The Depositary for the Tender Offer is:

By Mail:	By Overnight Courier:	By Hand:

American Stock Transfer & Trust Company	American Stock Transfer & Trust Company	American Stock Transfer & Trust Company
Operations Center	Operations Center	Attn: Reorganization Department
Attn: Reorganization Department	Attn: Reorganization Department	Address: 59 Maiden Lane
Address: 6201 15th Avenue	Address: 6201 15th Avenue	New York, NY 10038
Brooklyn, NY 11219	Brooklyn, NY 11219

Delivery of the Letter of Transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.

Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent.

The Information Agent for the Tender Offer is:

Morrow & Co., Inc.

470 West Avenue
Stamford, Connecticut 06902
Banks and Brokerage Firms Call: (203) 658-9400
U.S. and Canada Call Toll-Free: (800) 607-0088

The Dealer Manager for the Tender Offer is:

SunTrust Robinson Humphrey

3333 Peachtree Road NE
11th Floor
Atlanta, GA 30326
Call: (404) 926-5250
Call Toll-Free: (866) 266-6501 (x25250)